UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2019

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its Charter)

Delaware	000-50797	04-3561634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Binney Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

(617) 491-9700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MNTA	The Nasdaq Global Select Market

Item 8.01.	Other Events.

Momenta Pharmaceuticals, Inc. (“we” or “our”) is providing the following business update.

Recent Developments

Nipocalimab (M281) - Anti-FcRn Candidate

Nipocalimab (M281) is a fully-human anti-neonatal Fc receptor aglycosylated immunoglobulin G monoclonal antibody. We are conducting a Phase 2 clinical study of nipocalimab for the treatment of patients with generalized myasthenia gravis, or gMG, who have insufficient clinical response to the standard-of-care treatment. Patients in this study are randomized to receive either placebo, a 5 mg/kg nipocalimab dose administered every four weeks, a 30 mg/kg nipocalimab dose administered every four weeks, a 60 mg/kg nipocalimab dose administered every two weeks, or a single 60 mg/kg nipocalimab dose. The study has a 16-week duration, with an eight-week dose-administration period and an eight-week follow-up period. The primary endpoints for this study are to evaluate safety and tolerability and to evaluate efficacy as measured by the change from baseline to day 57 in the total Myasthenia Gravis—Activities of Daily Living score. We expect to report top-line data from this study in the second or third quarter of 2020. We estimate that there are approximately 65,000 patients in the United States with gMG.

We are also conducting a Phase 2 clinical study of nipocalimab for the treatment of women at high risk for early-onset hemolytic disease of the fetus and newborn, or HDFN. Patients in this study receive a 30 mg/kg dose of nipocalimab once per week for approximately five months with a six-month follow-up period following birth for mothers and a 24-month follow-up period for infants. The primary endpoints of this study are to evaluate safety and tolerability and to evaluate efficacy as measured by the proportion of patients with live births at or after gestational age 32 weeks without intrauterine transfusion. We expect to report top-line data from this study in 2021. We estimate that there are between 4,000 and 8,000 cases of HDFN in the United States annually.

We are also conducting an adaptive Phase 2/3 clinical study of nipocalimab in warm antibody hemolytic anemia, or wAIHA. Patients in this three-arm study receive either placebo, administered every two weeks, or a 30 mg/kg dose of nipocalimab, administered either every two or every four weeks, for 24 weeks. The primary endpoint is based on the change from baseline in hemoglobin levels, with secondary endpoints including markers of hemolysis and a fatigue scale. We expect to enroll up to 90 patients in this study. We expect to report top-line data from this study by the end of 2021. We estimate that there are approximately 45,000 patients with wAIHA in the United States with a risk of premature death of up to 8.0%.

M254 - hsIVIg Candidate

We are developing M254 as a hypersialylated immunoglobulin designed as a high potency alternative to intravenous immunoglobulin, or IVIg. We are conducting a multi-part Phase 1/2 proof-of-concept clinical study in healthy volunteers and patients with immune thrombocytopenic purpura, or ITP. Part A of the study is a randomized, double-blinded, sponsor-unblinded, single-ascending dose study in healthy volunteers with subjects receiving either placebo or doses of M254 ranging from 3 mg/kg to 250 mg/kg. Part B is an open-label, single-ascending dose study in patients with ITP, who receive doses of M254 ranging from 60 mg/kg to 1,000 mg/kg, followed by 1,000 mg/kg of IVIg. Part C is a randomized, unblinded study comprised of two cross-over cohorts in patients with ITP using a low and high dose of M254 and 1,000 mg/kg of IVIg. Part D is a repeated, fixed-dose, open-label study of M254 in patients with ITP. The primary objectives of the study are to understand the safety and tolerability of M254 in healthy volunteers and ITP patients, to determine if M254 administration results in an increase in platelet levels in ITP patients, and the relative ratio of any platelet increase within patients to IVIg. We expect to report data from the first cohort in Part C in the first half of 2020. We estimate that in 2018, sales of IVIg were greater than $6.0 billion for autoimmune diseases.

M230 - Recombinant Fc Multimer Candidate

We are developing M230, a recombinant Fc multimer in collaboration with CSL Behring Recombinant Facility AG, or CSL. Under our collaboration agreement with CSL, CSL is responsible for conducting all clinical development activities. CSL expects to introduce a subcutaneous formulation of M230 into its ongoing Phase 1 study evaluating safety and efficacy in healthy volunteers in 2020.

Generic Products and Product Candidates

While we have terminated all future development of any new or early stage biosimilar and complex generic products, we have retained our commercial partnership with Sandoz AG, or Sandoz, for our generic versions of COPAXONE and LOVENOX, which are approved products. In addition, we are developing M710, a proposed biosimilar to EYLEA, in collaboration with Mylan Ireland Limited, or Mylan, which is currently in a pivotal Phase 3 clinical study in patients with diabetic macular edema to compare the safety, efficacy and immunogenicity of M710 with EYLEA. If the results from this study are supportive, we expect Mylan to file a Biologics License Application in 2021 for M710. EYLEA sales were over $7.0 billion in 2018 and we expect them to remain over $7.0 billion through 2023.

Risks Related to Our Business

If our settlement agreement with NGH is not approved by the court or is otherwise not completed, NGH’s class action suit against us will continue. We may have to devote substantial time and resources to such a defense and an adverse judgment against us could have a material adverse effect on our business.

On October 14, 2015, The Hospital Authority of Metropolitan Government of Nashville and Davidson County, Tennessee, d/b/a Nashville General Hospital, or NGH, filed a class action suit against us and Sandoz in the United States District Court for the Middle District of Tennessee on behalf of certain purchasers of LOVENOX or generic Enoxaparin Sodium Injection alleging that we and Sandoz sought to prevent Amphastar from selling generic Enoxaparin Sodium Injection and thereby exclude competition for generic Enoxaparin Sodium Injection in violation of federal anti-trust laws. On December 10, 2019, we entered into a settlement agreement with NGH in which we agreed to pay an aggregate of $35.0 million as consideration for the release of all alleged claims. The settlement agreement remains subject to preliminary court review, class notice periods and opt-out provisions, a fairness hearing and final court approval pursuant to Rule 23 of the Federal Rules of Civil Procedure and the Class Action Fairness Act. If the settlement is not approved by the court or is otherwise not completed, we will continue to vigorously defend against the suit. We cannot be certain of the time or resources required for such a defense, and an adverse judgment against us could have a material adverse effect on our business. In addition, potential class members who affirmatively opt out of the class will not be bound by the settlement and will be free to make their own claims against us, if they should choose to do so, which would also require us to devote our resources and time to defend against.

Forward-Looking Statements

Statements in this Current Report on Form 8-K regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited, to statements regarding: the design, timing and goals of clinical studies of nipocalimab (M281), M254, and M230, and our biosimilar candidate M710, and the availability, timing and announcement of data and results and regulatory filings; estimates of incidence of disease and patient populations and market potential; and the settlement of our litigation with NGH. Each forward-looking statement is subject to risks and uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, without limitation, the lengthy and expensive process of clinical drug development, which has an uncertain outcome; failure to raise additional capital as needed; inability to adopt and implement successful strategies and strategic alternatives; inability to hire and retain senior management or other highly qualified personnel; unexpected regulatory decisions regarding any of these activities; unexpected expenses or inaccurate financial assumptions or forecasts; additional or increased litigation efforts by our competitors; insufficient resources or failure to prioritize competing projects and efforts; disputes with our collaboration partners; inability to successfully partner the development and commercialization of our product candidates; delays or unfavorable decisions of regulatory agencies; unfavorable regulatory pronouncements; and safety, efficacy or tolerability problems with our product candidates or suite of research technologies. Risks, uncertainties and other important factors also include those discussed under the heading “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, in addition to the risk factors that are listed from time to time in any subsequent SEC filings. We are providing the information in this Current Report on Form 8-K as of this date and assume no obligations to update the information included in this Current Report on Form 8-K or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTA PHARMACEUTICALS, INC.

Date: December 10, 2019	By:	/s/ Michelle Robertson
Michelle Robertson
Chief Financial Officer